UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): February 2, 2004

Rudolph Technologies, Inc.
(Exact name of registrant as specified in its charter)
DELAWARE	000-27965	22-3531208
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
One Rudolph Road, Flanders, NJ 07836
(Address of principal executive offices)

Registrant's telephone number, including area code: (973) 691-1300

Item 7. Financial Statements and Exhibits.

            (c)  Exhibits

Exhibit No.	Description of Exhibit

99.1	Press Release issued February 2, 2004

Item 12.  Disclosure of Results of Operations and Financial Condition.

        On February 2, 2004, Rudolph Technologies, Inc. issued a press release reporting its financial results for the three and twelve months ended December 31, 2003.  The press release is attached hereto as Exhibit 99.1.

        The information in this Current Report on Form 8-K and the Exhibit attached hereto shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 (the "Exchange Act") or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

99.1	Press Release issued February 2, 2004

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Rudolph Technologies, Inc.

Date: February 2, 2004	By: /s/ Paul F. McLaughlin
Paul F. McLaughlin Chairman and Chief Executive Officer

EXHIBIT 99.1

 RUDOLPH TECHNOLOGIES EXCEEDS PRIOR GUIDANCE AS FOURTH
QUARTER REVENUE AND EARNINGS INCREASE SEQUENTIALLY

Fourth Quarter Net Income Increases 52% Year-over-Year

Flanders, NJ, February 2, 2004 – Rudolph Technologies, Inc. (Nasdaq: RTEC), a leading provider of process control equipment for thin film measurement and macro defect inspection during Integrated Circuit (IC) manufacturing, today announced financial results for the fourth quarter and year-ended December 31, 2003.

Highlights for the fourth quarter include:

*    Revenue increases sequentially to $15.9 million
*    Backlog jumps to $27.7 million
*    Profitability increases sequentially and year-over-year with EPS of $0.05
*    Balance sheet remains strong, supported by $80.6 million in cash and marketable securities

Discussing the fourth quarter results, Paul F. McLaughlin, Chairman and CEO commented:

"We are more than pleased to have exceeded our previous guidance, which suggests to us that our customers are feeling more confident about their business prospects.  Furthermore, our guidance after the second quarter of last year that we believed orders would strengthen at the end of the year was correct as fourth quarter bookings were exceptionally strong leading to a backlog that represents over 5 month’s of tool revenues at Q4 run rates.  We continue to see our customers follow through on their announced fab expansion plans particularly in Asia for 300-millimeter factories.  Although Rudolph’s rich heritage is perhaps best highlighted by our ability to develop leading-edge metrology and inspection tools, I would like to add another attribute -- profitability.  During the entire cycle, we have demonstrated our ability to successfully manage the bottom line while continuing to invest heavily in R&D as spending on new product development increased to 23% of revenues for all of 2003 up from 21% last year."

The Company's fourth quarter revenue totaled 15.9 million compared to $17.1 million for the fourth quarter of 2002.  Revenue for the 2003 fourth quarter increased by 12% compared to the 2003 third quarter revenue of $14.2 million.  During the fourth quarter, international sales represented approximately 70% of revenue while domestic sales accounted for 30%.  This compares to international sales of 20% and domestic sales of 80% in the year-ago quarter.  Approximately 75% of the Company's 2003 fourth quarter revenue was from 300-millimeter tools.

The Company continued its strong heritage of maintaining profitability as fourth quarter net income totaled $844,000, or $0.05 per diluted share compared to $556,000, or $0.03 per share for the 2002 fourth quarter.  The Company reported net income of $465,000, or $0.03 per diluted share for the 2003 third quarter.

Fourth quarter gross margin increased to 44% compared to 42% in the 2002 fourth quarter.  The gross margin in the 2003 third quarter was 44%.  The year-over-year increase in gross margin is primarily due to a decrease in the number of transparent tools shipped in the fourth quarter 2003, which typically have slightly lower margins than other product lines.

Research & development (R&D) expenses for the fourth quarter totaled $3.6 million, compared to $3.1 million in the third quarter of 2003, and $3.9 million in the year-ago period.  As a percentage of revenue, R&D was 23%, compared to 22% last quarter, and 23% in the same quarter last year.  On a sequential basis, the increase in R&D was due to an increase in project costs and the elimination of mandatory Company shutdown days in the 2003 fourth quarter.  On a year-over-year basis, the decrease in R&D is due to a reduction in headcount resulting from the Company's cost reduction initiatives implemented in the beginning of 2003.  The Company's annual spending on R&D has increased by 13% in absolute dollars over the prior year as it continues to invest in new products.

Selling, general & administrative (S,G&A) expenses for the fourth quarter totaled $2.6 million, compared to $2.6 million in the third quarter of 2003, and $3.0 million in the prior year period.  As a percentage of revenue, S,G&A was 16% in the 2003 fourth quarter compared to 17% for the prior year period.  The year-over-year decrease is primarily due to the Company's cost reduction initiatives.

Balance Sheet Strength

At December 31, 2003, the Company's cash and marketable securities totaled $80.6 million.  Working capital changed slightly from September 30, 2003 increasing to $111.3 million.

Outlook

The Company is currently anticipating revenue for the first quarter ending March 31, 2004 to be sequentially up 12% to 15% compared to that of the 2003 fourth quarter revenue of $15.9 million.  The Company is anticipating diluted earnings per share to be approximately $0.03 to $0.05 for the 2004 first quarter.

 "Despite our positive outlook for the 2004 first quarter, we still want to maintain some reserved optimism as visibility beyond the current quarter remains somewhat limited.  However, the continuing success in each of our chosen four metrology niches does allow us to feel upbeat concerning the longer-term outlook as we have more than doubled Rudolph's total addressable market with what we believe are best-of-breed new products.  Our new offerings in Integrated Metrology, Metal Measurement Metrology, Transparent Film Metrology and Macro Defect Inspection are gaining traction in the marketplace," McLaughlin concluded.

Use of Non-GAAP Measures

The non-GAAP financial measures used in this news release exclude an in-process research and development charge incurred in connection with the Company's acquisition of the Yield Metrology Group and costs related to acquisitions not completed in 2002.  Management believes that the non-GAAP adjusted net income and income per diluted share for 2002 provide a useful measure of financial performance.  We include these non-GAAP financial measures in our earnings announcement because we believe they are useful to investors in comparing financial performance on a yearly basis and provide consistency in our financial reporting.  However, these non-GAAP financial measures are not prepared in accordance with generally accepted accounting principles (GAAP) in the United States and may be different from the non-GAAP financial measures used by other companies.  Non-GAAP financial measures should be considered supplemental, and should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.  Investors should review the reconciliation of the non-GAAP financial measures used in this news release to the most directly comparable GAAP financial measures as provided in tabular format with the financial statements attached to this news release.

 Conference call

Rudolph Technologies will be hosting a conference call today at 4:45PM EDT.  A live webcast will also be available to investors on the Company's web site at www.rudolphtech.com.  To listen to the live call, please go to the web site at least fifteen minutes early to register, download and install any necessary audio software.

About Rudolph Technologies

Rudolph Technologies is a worldwide leader in the design, development, manufacture and support of high-performance process control metrology systems used by semiconductor device manufacturers.  The Company provides a full-fab solution through its families of proprietary systems for metrology applications used throughout the device manufacturing process.  Rudolph's product development has successfully anticipated and addressed many emerging trends that are driving the semiconductor industry's growth.  The Company's success in creating complementary metrology applications through aggressive research and development is key to Rudolph's strategy for continued technological and market leadership.

This press release contains forward-looking statements, including, but not limited to, statements related to our expectations regarding our revenue and earnings expectations for the first quarter of 2004, increases in customer orders and bookings, future growth of our business, and the overall improvement in the market.  Actual results may differ materially from those projected due to a number of risks, including, but not limited to, the impact of the slowdown in the overall economy, the uncertainty of the current global political environment, the potential for terrorist attacks, the potential for business disruptions due to infectious diseases, changes in customer demands for our existing and new products, the timing, cancellation or delay of customer orders and shipments, the timing of revenue recognition of shipments, new product offerings from our competitors, changes in or an inability to execute Rudolph Technologies' business strategy, unanticipated manufacturing or supply problems, and changes in tax rules.  Rudolph Technologies cannot guarantee future results, levels of activity, performance or achievements.  The matters discussed in this press release also involve risks and uncertainties summarized under the heading "Risk Factors" in Rudolph Technologies' Form 10-K filed for the year ended December 31, 2002.  These factors are updated from time to time through the filing of reports and registration statements with the Securities and Exchange Commission.  Rudolph Technologies does not assume any obligation to update the forward-looking information contained in this press release.

(tables to follow)

RUDOLPH TECHNOLOGIES, INC. CONDENSED CONSOLIDATED BALANCE SHEETS ($000) - (Unaudited)

	December 30,	December 31,
	2003	2002
ASSETS
Current assets
Cash and marketable securities	$ 80,562	$ 73,270
Accounts receivable, net	10,244	16,142
Inventories	28,321	30,488
Prepaid and other assets	3,958	4,033
Total current assets	123,085	123,933
Net property, plant and equipment	6,817	7,454
Intangibles	23,588	24,465
Other assets	6,881	6,111
Total assets	$ 160,371	$ 161,963

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable and accrued liabilities	$ 5,967	$ 6,502
Other current liabilities	5,867	11,380
Total current liabilities	11,834	17,882
Stockholders' equity	148,537	144,081
Total liabilities & stockholders' equity	$ 160,371	$ 161,963

(table to follow)

RUDOLPH TECHNOLOGIES, INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS ($000) - (Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
	2003	2002	2003	2002

Revenues	$ 15,895	$ 17,090	$ 58,500	$ 57,445
Cost of revenues	8,932	9,998	33,214	33,576
Gross profit	6,963	7,092	25,286	23,869
Operating expenses:
Research and development	3,592	3,860	13,390	11,828
In-process research and development	-	-	-	3,500
Selling, general and administrative	2,565	2,963	10,561	11,025
Amortization	220	219	877	412
Total operating expenses	6,377	7,042	24,828	26,765
Operating income/(loss)	586	50	458	(2,896)
Interest income and other, net	278	461	1,610	2,050
Provision (benefit) for income taxes	20	(45)	298	585
Net income/(loss)	$ 844	$ 556	$ 1,770	$ (1,431)

Net income/(loss) per share:

Basic	$ 0.05	$ 0.03	$ 0.11	$ (0.09)
Diluted	$ 0.05	$ 0.03	$ 0.11	$ (0.09)

Weighted average shares outstanding:

Basic	16,568,055	16,322,014	16,408,677	16,215,237
Diluted	16,998,371	16,550,990	16,722,708	16,215,237

RECONCILIATION OF NET INCOME/(LOSS) TO ADJUSTED NET INCOME:

Net income/(loss)	$ 844	$ 556	$ 1,770	$ (1,431)
In-process R&D	-	-	-	3,500
Cost related to acquisitions not completed, net of tax	-	-	-	384
Adjusted net income	$ 844	$ 556	$ 1,770	$ 2,453

Adjusted net income per share:

Basic	$ 0.05	$ 0.03	$ 0.11	$ 0.15
Diluted	$ 0.05	$ 0.03	$ 0.11	$ 0.15

Weighted average shares outstanding:

Basic	16,568,055	16,322,014	16,408,677	16,215,237
Diluted	16,998,371	16,550,990	16,722,708	16,663,272

###